Vontobel

Vontobel Asset Management, Inc.

CODE OF ETHICS

Effective February 2025

2/28  February 2025

Legal Entity Policy

Vontobel Asset Management, Inc. (“VAMUS”) Code of Ethics

Policy

Risk Type from VT Risk Taxonomy

Regulatory Compliance

Purpose

The Code of Ethics (the “Code”) has been adopted in compliance with the requirements under Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

Scope of application
Client Segments	☐ PC ☒ IC
Centers of Excellence / Additional Units	☐ FR ☐ HR ☐ IN ☒ LC ☐ MA ☐ SST ☐ TS ☐ CD ☐ IA ☐ IR
Legal Entities	☐ BVED ☐ BVT ☐ FPDE ☒ VAMAG ☐ VAMAUS ☐ VAMPL ☒ VAMSA
☐ VAMUK ☒ VAMUS ☐ VFP Dubai ☐ VFP FFM ☐ VFSAG ☒ VHKL
☐ VonBet ☐ VonSec ☐ Vontobel SFA ☐ VPL ☐ VTL ☐ VT24SpA ☐ VWML
☐ VWM SIM ☐ 24AM ☐ 24AM LLC ☐ 24AM LP

Roles

All Supervised Persons of VAMUS

General information
Publication date	02/2025
Policy Owner	VAMUS COMPLIANCE
Policy Number
References	See Appendix
Languages	[EN]
Signing Authority	Head L&C CoE

Summary of key requirements

This Code of Ethics (“Code”) is specifically tailored to Vontobel Asset Management, Inc. (“VAMUS”) and its investment advisory activities, as well as to the investment advisory activities of its participating affiliates (“Participating Affiliates”) covered by existing participating affiliate agreements (“PAAs”) This Code establishes a system of supervision and controls reasonably designed to ensure compliance with the Investment Advisers Act of 1940 (“Advisers Act”), in particular Rule 204(A)-1 under the Advisers Act as well as it governs the supervision of Employees as defined in the Code.

PAA Associated Persons are subject to the Code (with certain limitations) as it pertains to their activities related to VAMUS’ advisory business.

This Code supplements Compliance Manual required under Rule 206(4)-7 of the Advisers Act which is available as a separate document.

Policy violations are subject to Group policy 384 “Employee Sanctions” and may lead to employee sanctions.

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DEFINITIONS		5

1.	Overview	8

1.1	Regulatory Framework	8

2.	Standards of Business Conduct as Fiduciaries	9

2.1	Compliance with the Law	9

2.2	Fiduciary Duty	9

2.3	Conflicts of Interest	9

2.4	Adherence to Vontobel Group Policies	10

2.5	Confidentiality of Client and Firm Information	10

2.6	Administration and Certification of Compliance with the Code	10

2.7	Reporting of Violations	10

2.8	Enforcement of the Code and Consequences for Failure to Comply	10

2.9	Employee Training and Acknowledgement	11

3.	Personal Trading Policy	11

3.1	Covered Employees	11

3.2	Covered Accounts (“Personal Securities Accounts”) of Access Persons	11

3.3	Reportable Securities/Exempt Securities	12

3.4	Note on Trading Cryptocurrencies and Initial Coin Offerings	12

3.5	Initial Holdings Report, Annual Holdings Report and Quarterly Transaction Reports	12

3.6	Exceptions from the Reporting Requirements	14

3.7	Pre-Clearance of Transactions in Personal Securities Accounts	14

3.8	Exceptions from Pre-Clearance For Non-Volitional Transactions	14

3.9	Prohibited Activities	15

3.10	Black Out Periods	15

3.11	Exceptions from the Black Out Requirement/De Minimis Transactions	16

3.12	Restricted List	16

3.13	Short-Term Trading	16

3.14	Other Exceptions	16

3.15	Trading Restrictions for Vontobel Shares	16

3.16	Violation of the Personal Securities Transactions Policy	17

3.17	Review and Related Records	17

4.	Insider Trading	17

4.1	Legal Bases for Liability	17

4.2	Who is an “Insider”?	17

4.3	What is “Material” Information?	17

4.4	What is “Nonpublic” Information?	18

4.5	Penalties for Insider Trading	18

4.6	Identifying Inside Information	18

4.7	Guidance If Inside Information Has Been Obtained	19

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4.8	Prevention of Insider Trading	19

4.9	Detection of Insider Trading	19

4.10	Using Industry Experts for Research	20

4.11	Tender Offers	20

4.12	Intentional Receipt of Nonpublic Information about Public Issuers/PIPE Investments	20

4.13	Value Added Investors	20

4.14	Management and Board Reporting	21

5.	Outside Business Activities and Other Remuneration	21

6.	Gifts and Business Entertainment	21

6.1	Gifts	22

6.2	Reporting and Pre-Approval of Gifts	22

6.3	Exemptions from the Reporting and Pre-Approval Requirements	23

6.4	Business Entertainment	23

6.5	Educational, Sponsorship and Training Events	23

6.6	Charitable Donation	24

7.	Anti-Bribery and Corruption	24

7.1	U.S. Foreign Corrupt Practices Act	24

7.2	Prohibited Payments and Record Keeping	24

7.3	Third-Party Intermediaries	24

8.	Political Contributions/Pay-to-Play Policy	25

8.1	Definitions	25

8.2	General Policy Standards	25

8.3	Pre-Approval of Contributions, Coordination and Solicitation of Contributions, and Fundraising	26

8.4	Prohibitions	26

8.5	Volunteering for a Campaign	26

8.6	Quarterly Political Contributions Certification Form	26

8.7	New Employees	26

8.8	Records Retention	26

9.	Whistleblowing Policy	27

9.1	Reporting Violations	27

9.2	Protection from Retaliation	27

9.3	Investigations of Suspected Violations	28

10.	Appendix	28

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DEFINITIONS

The defined terms listed below are used throughout the Code of Ethics, while other terms are defined within specific policies and procedures. Please refer to the Compliance Manual, which is a separate document, for specific definitions set forth under Rule 206(4)-7 of the Advisers Act.

Advisers Act. Investment Advisers Act of 1940, as amended.

Access Persons/Employees/Supervised Persons. Means all Supervised Persons who (i) have access to nonpublic information regarding Clients’ purchases or sales of securities or portfolio holdings of reportable funds; (ii) have access to nonpublic recommendations to Clients; (iii) are involved in making securities recommendations to Clients; (iv) all directors, officers and partners. All Employees are presumed to be Supervised Persons and “Access Persons” as defined under Rule 204A-1 of the Advisers Act.

CCO. VAMUS’ Chief Compliance Officer.

CEO. VAMUS’ Chief Executive Officer.

Clients. Investors that have enter into an investment management agreement or similar agreement with VAMUS.

The investor base includes institutional clients, such as corporations, partnerships, foundations, associations, statutory trusts, pension or profit-sharing plans, registered open-end investment companies, foreign-registered open-end investment companies, collective investment trusts, other pooled investment vehicles, state or municipal government entities, foreign government entities, and insurance dedicated funds.

Code. Code of Ethics adopted by VAMUS to comply with Rule 204A-1 of the Advisers Act.

CCO designee or Compliance. VAMUS Compliance Department or that of an affiliate.

Compliance Manual/Manual. VAMUS’ regulatory policies and procedures applicable to its Supervised Persons and selectively to the PAA Associated Persons.

Compliance Officer. VAMUS compliance professional who directly reports to and is supervised by the CCO.

COMPLY/ComplySci. Service provider compliance software tool used to manage various employee-related code of ethics compliance tasks.

Direct or Indirect Beneficial Ownership. Direct or indirect influence or control ownership of any beneficial interest. The terms of Rule 16a are incorporated into this Code by reference. In general, and without limiting the foregoing, a person has Beneficial Ownership in any securities held (i) by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such Beneficial Ownership may be rebutted; or (ii) by related partnerships, trusts, corporations, or other arrangements.

Employees/Supervised Persons/Access Persons: Employees of VAMUS and other staff members as they may be designated by the CCO. Employees are presumed to be “Supervised Persons” and “Access Persons” as defined under Rule 204A-1 of the Advisers Act.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. Securities Exchange Act of 1934, as amended.

Federal Securities Laws. Means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach -Bliley Act, and any rules adopted by the SEC or the Department of the Treasury.

General Counsel or Legal. General Counsel Americas and supporting staff for VAMUS.

Investment Company Act. Investment Company Act of 1940, as amended.

Immediate Family Members. Immediate Family Member includes the following individuals, to the extent they are either living in an Access Person’s household or are materially dependent on an Access Person for support: Spouse or domestic partner, child (including a legally adopted child) or any descendants of either, step-child, son-in-law, daughter-in-law, father or mother, stepfather or stepmother, mother-in-law or father-in-law, and siblings or siblings-in-law.

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ICO. An “Initial Coin Offering” means an offering, generally by a virtual organization, its associated individuals, or entities, made using distributed ledger technology (“DLT”) to facilitate the offer and sale of Tokens to investors or speculators in exchange for legal tender or other Cryptocurrencies, which represents an offering of “securities” under the Securities Act of 1933.

IPO. An “Initial Public Offering” is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. An IPO is a Reportable Security.

Limited Offering. An offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. A Limited Offering is a Reportable Security.

MNPI. Information that is not generally disseminated to the public or Clients, which a reasonable investor would likely consider important in making an investment decision, such as to buy, hold or sell a security.

PAA. Participating Affiliates Agreement. Under the PAA, VAMUS may use the investment management expertise (portfolio management and related functions, including investment research and analysis) as well as of certain client servicing support functions of selected affiliated entities within Vontobel Group (“Participating Affiliates”), in order for the employees (“PAA Associated Persons”) of these Participating Affiliates to offer portfolio management advice, research, and marketing and client services support to U.S. clients without a need to register with the SEC as registered investment advisers. Under the PAA, the PAA Associated Persons will act through VAMUS and under the oversight of VAMUS when providing services to or for the benefit of U.S. Clients of VAMUS.

PAA Associated Persons. Employees of the Participating Affiliates subject to the PAA arrangement providing investment advisory services such as portfolio management, investment research, or client portfolio management, marketing and client servicing support and have access to non-public information regarding Client securities transactions, portfolio holdings, or recommendations. This includes portfolio managers, research analysts, client portfolio managers and the heads of the boutiques. PAA Associated Persons are deemed Access Persons of VAMUS.

Participating Affiliates. Currently, Vontobel Asset Management AG (“VAMAG”) and Vontobel (Hong Kong) Limited (“VHKL”). Vontobel Asset Management, Société Anonyme (“VAMSA”) is scheduled to be added in the first half of 2025.

Portfolio Manager. Employee who is primarily responsible for the day-to-day investment management of a Client’s portfolio.

Private Funds/Commingled Funds. Pooled investment vehicles not required to be registered under the Investment Company Act.

Private Fund Investors/Investors. Shareholders in the Private Funds managed by VAMUS.

Private Placement. Generally, any private offering of a security, including private investment funds and securities issued by private companies. A Private Placement is a Reportable Security.

Registered Representative. An Employee that is required to individually register with FINRA.

Regulation D. A SEC regulation that exempts certain limited offerings of securities from registration with the SEC, as generally required by the Securities Act.

Reportable Securities. Securities defined in Section 202(a)(18) of the Advisers Act. Any common or preferred stock, warrants, rights, Real Estate Investment Trusts (“REITs”), ADRs, debt securities (including foreign governments issued), closed-end or narrow-based ETFs (e.g., Bitcoin Spot ETFs), shares issued by a close-end investment companies or non-U.S. registered mutual funds, Initial Public Offerings (“IPO”), Initial Coin Offerings (“ICO”), narrow-based ETFs and private placements.

SEC. The Securities and Exchange Commission.

Security. Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument

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commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Securities Act. Securities Act of 1933, as amended.

Senior Management. VAMUS’ executive officers.

Supervised Persons/ Employees/Access Persons. Employees of VAMUS and other staff members as they may be designated by the CCO, including elect personnels of Vontobel affiliated entities providing investment advisory related services to VAMUS. All Supervised Persons are also Access Persons.

VAMAG. Vontobel Asset Management AG, a FINMA regulated affiliate of VAMUS. “FINMA” stands for the Swiss Financial Market Supervisory Authority, the Swiss government body responsible for financial regulation. VAMAG is a wholly owned subsidiary of Vontobel Holding AG.

VAMSA. Vontobel Asset Management, Société Anonyme, a CSSF regulated affiliate of VAMUS. “CSSF” stands for Commission de Surveillance du Secteur Financier, the main financial regulatory authority in Luxembourg. VAMSA is a wholly owned subsidiary of Vontobel Holding AG.

VAMUS, “we” or “Firm”. Vontobel Asset Management, Inc. VAMUS is a registered investment adviser based in New York City and has provided global asset management services to investors since 1984. VAMUS is a wholly owned subsidiary of Vontobel Holding AG.

VAMUS Authorized Signatories. VAMUS’ CEO, CCO, Head of Business Management, and Head of Human Resources and other Employees as they may be designated.

VHKL. Vontobel (Hong Kong) Limited, a SFC regulated affiliate of VAMUS. “SFC” stands for the Hong Kong Securities and Futures Commission. VHKL is a wholly owned subsidiary of Vontobel Holding AG.

Vontobel/Vontobel Group. Vontobel Holding AG, a Swiss holding company in Zurich, Switzerland.

Vontobel Whistleblowing Platform. Vontobel’s confidential global reporting infrastructure established to collect and manage such whistleblowing reports.

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INTRODUCTION

1.	Overview

The Code of Ethics (the “Code”) has been adopted in compliance with the requirements under Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and as applicable (when serving as adviser to an investment company), with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Code addresses conflicts and potential conflicts that may arise from the activities of Vontobel Asset Management, Inc. (“VAMUS”, the “Firm”, “we”) and its personnel and sets forth the standards of business conduct expected of all VAMUS Supervised Persons including employees, officers, directors, and personnel of participating affiliates (together “Employees”, “you”) providing investment advisory services to VAMUS’ clients (“Clients”). The principles therein emphasize VAMUS’s overarching fiduciary duty to our Clients and the obligation of the Firm’s personnel to uphold that fundamental duty. The Code is not exhaustive, however, it provides guidance for all Employees to carry out their responsibilities on behalf of VAMUS and observe the highest standards of ethical conduct. While the Code does not address every possible situation, it is important that all Employees exercise good judgment, apply ethical principles and raise questions when in doubt. It is possible to adhere to the literal requirements of the Code, while still violating the general principles or spirit of the Code.

Each Employee is required to read, fully understand, and comply with the Code. Employees may have additional responsibilities as outlined in the VAMUS Compliance Manual (“Manual”).

Both, the Manual and the Code of Ethics can be found on the VAMUS Legal and Compliance internal webpage and ComplySci/COMPLY.

1.1	Regulatory Framework

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

•	A standard of business conduct required of supervised persons that reflects fiduciary obligations of the adviser and Supervised Persons;

•	Compliance with all applicable Federal Securities Laws including the Securities Exchange Act of 1934, and the rules or regulations thereunder related to the misuse of material, nonpublic information;

•	Reporting and review of personal securities transactions and holdings;

•	Reporting of violations of the code of ethics; and

•	Distribution of the code and any amendments to each Supervised Person and a written acknowledgment of their receipt;

In addition, Section 206(4) of the Advisers Act provides that it shall be unlawful for any investment adviser:

1. to employ any device, scheme, or artifice to defraud any client or prospective client;

2. to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

3. acting as principal for his own account, knowingly to sell any Security to or purchase any Security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any Security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction; and

4. to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

Lastly, Rule 206(4)-7 under the Advisers Act requires each investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business. VAMUS is also subject to certain provisions of the Investment Company Act with respect to fraudulent trading, as noted above, and the Insider Trading and Securities Fraud Enforcement Act of 1988.

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2.	Standards of Business Conduct as Fiduciaries

2.1	Compliance with the Law

All Employees must respect and obey all the laws, rules and regulations applicable to our business, including those applicable to, without limitation, investment advisers, investment companies, securities transactions and other federal and state laws. The Code and the Manual are designed specifically to meet applicable laws, rules and regulations and Employees are required to be familiar and comply with the requirements in that Manual. They are also responsible for being familiar and complying with the procedures applicable to their business unit.

As a subsidiary of Vontobel Holding, AG, VAMUS observes the highest ethical standards set forth by the Vontobel Group which is well known to the Swiss financial marketplace. Although you are not expected to know the details of each law governing our business, you are expected to be familiar with and comply with the Vontobel group-wide policies and procedures and those that apply to your business unit. When in doubt, seek advice from your supervisors, managers or other appropriate personnel as outlined in the Code and the Manual.

2.2	Fiduciary Duty

VAMUS believes that appropriately managing conflicts of interest is integral to good corporate governance and the maintenance of high ethical standards. The Advisers Act imposes a fiduciary duty on investment advisers. In some cases, VAMUS may also meet the definition of a fiduciary under other laws, such as the Employee Retirement Income Security Act of 1974 (“ERISA”). Where VAMUS is acting as a fiduciary, the Firm has an obligation to act in the best interests of its clients and to adhere to the following general principles:

•	Duty to place the interests of clients first at all times;

•	Conduct all personal securities transactions to be consistent with the Code and avoid/disclose any actual or potential conflict of interest;

•	Prohibition to take inappropriate advantage of one’s personal position;

•	Keep all information concerning the identity of portfolio holdings and financial circumstances of clients confidential; and

•	Ensure independence in the investment decision-making process.

Also, because VAMUS acts as an adviser to various mutual funds, Employees must not, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by any mutual fund:

•	Employ any device, scheme, or artifice to defraud the mutual fund;

•

Make any untrue statement of a material fact to the mutual fund or omit to state a material fact necessary in order to make the statements made to the mutual fund, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the mutual fund; or engage in any manipulative practice with respect to the mutual fund.

It is imperative that all Employees avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Vontobel’s clients. Employees are expected to adhere to these general principles in the conduct of the Firm’s business, even in situations that are not specifically addressed in this Code’s provisions, procedures and restrictions.

2.3	Conflicts of Interest

As a fiduciary, VAMUS has an affirmative duty of care, loyalty and honesty and good faith to act in the best interests of clients. Employees can fulfill this duty by trying to avoid conflicts of interest and by fully disclosing all material facts with respect to any conflicts that may arise. A “conflict of interest” exists when an entity or person’s private interests may be contrary to the interests of Clients or Investors.

Conflicts of interest may arise, for example, when an Employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts can arise when an Employee, or a member of his or her family, receives improper personal benefits (including personal loans, services, or payment for services that the Employee performs in the course of business) as a result of his or her position at VAMUS, or gains personal enrichment

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or benefits through access to confidential information. Conflicts may also arise when an Employee, or a member of his or her family, holds a significant financial interest in a company that does an important amount of business with VAMUS or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts, or when determining how to allocate trading opportunities.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to our Clients. Employees are encouraged to seek clarification of and discuss questions about any potential conflicts of interest. If you have a question about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, manager, a member of the Compliance team or the Chief Compliance Officer (“CCO”).

2.4	Adherence to Vontobel Group Policies

As a subsidiary of Vontobel Holding, AG (“Vontobel Group”), VAMUS observes the highest ethical standards set forth by the Vontobel Group which is well known to the Swiss financial marketplace. The cornerstones of its standing in the financial community are its integrity and, as a predominantly family-controlled organization, its independence from commercial considerations that could lead it to place its own interest before that of its clients. VAMUS is held to the same standards of ethical conduct that govern the business activities of the Vontobel Group.

2.5	Confidentiality of Client and Firm Information

Any nonpublic information concerning VAMUS Clients, Investors, Employees, the Firm’s operations and activities acquired in connection with your employment at the Firm is confidential (“Confidential Information”). This includes information regarding actual or contemplated investment decisions, trades, portfolio composition/holdings, research recommendations, and client interests. This information is proprietary to the Firm and shall be shared among Employees on a strictly need-to-know basis. Employees must not trade on it for their own benefit and at the disadvantage of clients or disclose it to anyone inside or outside the Firm who does not need the information in the course of our business. Additionally, Employees shall be careful not to divulge to their colleagues or any third party any information concerning a client that could be considered “inside information”, as that term is defined in Section 5 hereof.

2.6	Administration and Certification of Compliance with the Code

The CCO administers the Code which shall be reviewed on an annual basis and updated as necessary. Questions regarding the Code should be directed to the CCO. The CCO provides periodic updates on any material violations of the Code and sanctions imposed in response to such violations to the board of the directors of VAMUS and to the funds it advises or sub-advises as required. All Employees must acknowledge in writing the receipt of the Code at the beginning of their employment with VAMUS and then annually thereafter using ComplySci.

2.7	Reporting of Violations

Employees are required to report violations of the Code or policies and procedures promptly to the CCO. Examples of the types of reporting required, include, but are not limited to: noncompliance with applicable laws, rules, and regulations; noncompliance with the Code; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements in regulatory filings, internal books and records, clients records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the Firm. Such reports shall be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

No Employee who in good faith reports a violation of the Code shall suffer harassment, retaliation or adverse employment consequence. An Employee who retaliates against a person who has reported a violation in good faith is subject to discipline up to and including termination of employment. Notwithstanding any other provision in this policy, you are not prohibited or in any way restricted from reporting possible violations of law to a governmental agency or entity, such as the SEC Whistleblowing Office, and you are not required to inform the Firm if you make such reports.

2.8	Enforcement of the Code and Consequences for Failure to Comply

Compliance with this Code is a condition of employment or association with Firm. Taking into consideration all relevant circumstances, the CCO (and as necessary, in collaboration with Human Resources) will determine what action is appropriate for any breach of the provisions of the Code. Examples of possible violations of the Code are breaches of the pre-clearance and trading procedures and the reporting requirements. Violations may result in disciplinary action deemed appropriate in line with materiality, including but not limited to a warning, trade reversal or disgorgement, permanent or temporary limitations or prohibitions on personal securities transactions more extensive than those generally applicable under the Code, suspension, demotion or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

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2.9	Employee Training and Acknowledgement

The CCO will conduct initial and annual compliance training with Employees, either individually or in groups, as necessary. Employees are responsible for completing quarterly and annual certifications or other acknowledgements including a conflict of interest questionnaire, as directed by the CCO, indicating that they have completed such trainings, understand the Firm’s policies and procedures, and have adhered to the Code. The acknowledgements may be requested and completed via ComplySci.

3.	Personal Trading Policy

3.1	Covered Employees

All Employees and PAA Associated Persons are deemed “Access Persons” as defined in the Definition section of the Manual for purposes of the Code.

Support personnel not employed by VAMUS, such as consultants or interns, including employees of VAMUS affiliates are not deemed Access Persons unless they are, as part of their duties on behalf of Vontobel, involved in the making of investment recommendations for Clients, and have access to nonpublic information regarding any Clients’ purchase or sale of securities, portfolio holdings of reportable funds, or Clients’ recommendations. Employees may hold and transact in securities in personal accounts only if they comply with the requirements of the Code as outlined.

3.2	Covered Accounts (“Personal Securities Accounts”) of Access Persons

Subject to limited exceptions mentioned below (see section “Exceptions from the Reporting Requirements”), Employees and PAA Associated Persons (hereafter referred to as “Employees” or “Access Persons”) must disclose all accounts holding reportable securities or with the ability to hold Reportable Securities (“Personal Securities Accounts”), where they have a direct or indirect beneficial interest through a contract, arrangement, understanding, relationship, or anything otherwise, such as a Personal Securities Account held by:

•	An Access Person’s or their Immediate Family Members;

•

Immediate Family Member includes the following individuals, to the extent they are either living in an Access Person’s household or are materially dependent on an Access Person for support: Spouse or domestic partner, child (including a legally adopted child) or any descendants of either, step-child, son-in-law, daughter-in-law, father or mother, stepfather or stepmother, mother-in-law or father-in-law, and siblings or siblings-in-law.

•	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

•

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls or (ii) for whom the Access Person provides discretionary advisory services;

•	Any trust or other arrangement which names the Access Person as a beneficiary and/or the Access Person as trustee; and

•

Any partnership, corporation, or other entity of which the Access Person is a director, officer, or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Any securities account that fits one or more of the above descriptions is deemed a Personal Securities Account.

Given the nature of Swiss Privacy Laws, PAA Associated Persons that are located in Switzerland / European Union (“EU”) and hence subject to the applicable Swiss/European privacy laws, shall benefit from the following exemptions as it relates to a covered account of an Immediate Family Member for purposes of this Code:

•

Securities accounts of an Immediate Family Member of Swiss or EU citizen or resident will be generally exempt from the Initial Holdings Report, Annual Holdings Report and Quarterly Transaction Reports describe below in Section 3.5.

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•	Notwithstanding the above, securities accounts of an Immediate Family Member of Swiss citizen or resident will be required to pre-clear IPOs and private placement transactions.

For the avoidance of doubt, the above exemptions do not apply to any accounts in which PAA Employee has a Beneficial Ownership interest; has power of attorney or other fiduciary responsibility; can control; or shares jointly with an Immediate Family Member.

3.3	Reportable Securities/Exempt Securities

Securities, which include any common or preferred stock, warrants, rights, Real Estate Investment Trusts (“REITs”), ADRs, debt securities (including foreign governments issued), closed-end or narrow-based ETFs (e.g., Bitcoin Spot ETFs), shares issued by a close-end investment companies or non-U.S. registered mutual funds, Initial Public Offerings (“IPOs”), Initial Coin Offerings (“ICOs”), and private placements (collectively referred to as “Reportable Securities”) are subject to this Personal Trading Policy and requirements set forth below. Securities listed below are exempt from the Personal Securities Transactions Policy, including the reporting and pre-clearance requirements (“Exempt Securities”):

1. Direct obligations of the United States government and European Union countries;

2. Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;

3. Shares of money market funds;

4. Shares of open-end investment companies including mutual funds, other than VAMUS advised or sub-advised mutual funds and narrow-based Exchange Traded Funds (“ETFs”);

5. Shares of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

If you have questions as to whether a type of investment is exempt, please contact Compliance.

3.4	Note on Trading Cryptocurrencies and Initial Coin Offerings

Cryptocurrencies are digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank. Examples include Bitcoin, Ethereum, Ripple, NEO and Litecoin. VAMUS does not currently trade in cryptocurrencies for its Clients. Because these are generally not securities and there is no potential conflict with client trading, Employees are permitted to trade in cryptocurrency without preapproval and reporting to Compliance and without disclosing their trading accounts. However, trading in cryptocurrencies is highly speculative and includes a high risk of loss. Additionally, the regulatory landscape concerning cryptocurrencies is still in its infancy and some nations and financial regulators may limit or restrict trading and actions that are perceived as criminal in nature (including money laundering). Any Access Person choosing to trade in cryptocurrencies should proceed with caution, especially to meet fit and proper criteria which includes financial soundness. Also, they should ensure they are complying with any local laws and regulations adhering to all other sections of the Code, including high frequency or day-trading. ETFs and ETP’s (exchange traded funds and exchange traded products are deemed to be securities by the SEC) on cryptocurrencies are considered narrow-based ETFs and ETPs and are subject to the disclosure and reporting requirements of the Code.

No Employee may acquire, directly or indirectly, any Beneficial Ownership in Tokens (as defined herein) offered through an Initial Coin Offering (as defined herein) without prior written approval in writing from the CCO. They must be reported to Compliance as outlined below. Similarly, Employees may not dispose, directly or indirectly, of any Tokens offered through an Initial Coin Offering without pre-approval obtained through ComplySci. “Token” means a type of digital asset that may or may not be a Cryptocurrency, and which is generally offered through an Initial Coin Offering. “Initial Coin Offering” means an offering, generally by a virtual organization, its associated individuals, or entities, made using distributed ledger technology (“DLT”) to facilitate the offer and sale of Tokens to investors or speculators in exchange for legal tender or other Cryptocurrencies, which represents an offering of “securities” under the Securities Act of 1933.

3.5	Initial Holdings Report, Annual Holdings Report and Quarterly Transaction Reports

Employees must instruct and agree to allow their brokers to provide ComplySci with electronic files containing all transactions and holdings in Reportable Securities in their Personal Securities Accounts. Employees are not required to maintain Personal Securities Accounts only at brokers that support electronic feed/transition of holdings and transactions reports. For non-electronic feed brokerage accounts, Employees will be required and responsible for manually inputting promptly each individual transaction and uploading their quarterly brokerage statements onto ComplySci.

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Initial Holdings Report

Within ten (10) calendar days of a start date, each Employee is required to provide via ComplySci a holding report (“Initial Holdings Report”) that contains, at a minimum, the following:

•	Title and type of Reportable Security;

•	Ticker symbol or CUSIP number (as applicable);

•	Number of shares;

•	Principal amount of each Reportable Security;

•	The name of any broker, dealer, or bank with which the employee maintains an account in which he has any direct or indirect interest;

•	The date upon which the report was submitted.

Information contained in the Initial Holdings Report must be current and dated no more than 45 days prior to the date of submission. This requirement also applies to private placements and any other Reportable Securities not held at a broker-dealer.

Annual Holdings Report

Employees must provide on an annual basis (“Annual Holdings Report”) all current Reportable Securities at least once during each twelve (12)-month period using ComplySci. Holdings information must be current as of a date no more than 45 days prior to the date each subsequent Annual Holdings Report is submitted.

Quarterly Transaction Reports

Employees must provide quarterly securities transaction reports no later than thirty (30) days after the end of each calendar quarter for each transaction in a Reportable Security of which the Employee had, or as a result of the transaction acquired, any Direct or Indirect Beneficial Qwnership (“Quarterly Transaction Report”). Such a Quarterly Transaction Report must include the following information:

•	Date of transaction;

•	Title of Reportable Security;

•	Ticker symbol or CUSIP number of Reportable Security (as applicable);

•	Interest rate or maturity rate (if applicable);

•	Number of shares;

•	Principal amount of Reportable Security;

•	Nature of transaction (e.g., purchase or sale);

•	Price of Reportable Security at which the transaction was effected;

•	The name of the broker, dealer, or bank through which the transaction was effected; and

•	The date upon which the Access Person submitted the report.

On a quarterly basis, each Employee is required to certify via ComplySci that all securities holdings and transactions in Reportable Securities in Personal Securities Accounts that occurred during the quarter have been reported and provide any necessary updates. All Employees are required to complete the quarterly and annual Compliance certifications, even if they do not hold Personal Securities Accounts and did not enter into any transactions in Reportable Securities during the reporting period. Compliance will review these reports and any issues or potential violations will be escalated to the CCO or his designee.

Employees must also remember to promptly report via ComplySci any changes in their Personal Securities Accounts, including the opening of any new Personal Securities Accounts and closing of any existing Personal Securities Accounts. The CCO’s personal reports and disclosures will be reviewed by other members of the Compliance team and as appropriate by the General Counsel.

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3.6	Exceptions from the Reporting Requirements

Note that personal investment accounts that do not have the ability to transact in Reportable Securities (e.g., 401(k) Plans, 529 Plans, and accounts that are only permitted to transact in non-VAMUS advised or sub-advised investment companies (open-ended mutual funds)) do not require reporting and are not subject to the Personal Securities Transaction Policy.

Exempt are also fully non-discretionary investment accounts managed by a third-party investment manager over which the Access Person has no direct or indirect influence or control. However, for any such investment account, the Employee will need to provide:

•	a signed certification from the account’s investment manager confirming that the investment manager is independent and not affiliated with or related to the Employee;

•	the investment manager has been granted sole authority to exercise investment and trading discretion;

•	the investment manager does not receive trade recommendations or suggestions from the Employee; and

•	the Employee has no direct or indirect influence or control over the account, and the account will not purchase any security issued in an initial public offering.

Employees are required to certify annually on ComplySci that they have no direct or indirect influence or control over such investment accounts. The third-party investment managers may be periodically asked to recertify that the above conditions continue to be met.

3.7	Pre-Clearance of Transactions in Personal Securities Accounts

Unless an exemption applies, Employees must pre-clear all transactions in a Reportable Security via ComplySci before they directly or indirectly acquire a beneficial interest in the following:

•	Reportable Securities as defined above including:

•	IPOs and ICOs; and

•	Private or Limited Offerings.[1]

Pre-clearance requests must be made via ComplySci. An approved request will remain valid until the U.S. market close on the same business day the request is made. Please note that pre-clearance approvals for limit orders are only valid one (1) day (and 2 days or 48 hours for PAA Associated Persons).

If an Employee is unable to pre-clear via ComplySci (e.g., person is not a designated user of ComplySci yet or ComplySci is unavailable), the CCO or designee must be contacted for alternative, acceptable means to obtain a written (or electronic) pre-clearance approval.

3.8	Exceptions from Pre-Clearance For Non-Volitional Transactions

Involuntary transactions including purchases and sales of Securities that are non-volitional on the part of the Employee including:

•

Approved managed accounts over which the Employee has no direct or indirect influence or control, i.e., managed for an Employee on a discretionary basis by a third person or entity, when the Employee does not discuss any specific transactions for the account with the third-party manager;

•

Exercised of put or call options, rights, warrants or tender offers; acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations; the acquisition of securities by gift or inheritance;

[1]	Employees are required to pre-clear all transactions (i.e., initial investment, additional funding to an existing investment or redemption/liquidating transactions) in a Private Placement.

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•	The receipt of any Security received as part of an Employee’s incentive compensation (although any subsequent sales must be pre-cleared);

•

Any securities transaction effected in a Personal Securities Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) an account in accordance with a predetermined schedule and allocation and includes dividend reinvestment plans. Additional purchases and sales that are not automatic, however, are subject to this prohibition.

Involuntary transactions are exempt from Pre-Clearance and Black Out Periods, Restricted List, and Short-Term trading requirements as explained below. Note that these transactions are still subject to reporting requirements outlined above.

3.9	Prohibited Activities

“Front-Running” is taking a position (or selling a position) in a Security or interest in a Personal Securities Account with advance knowledge that VAMUS will soon take a position (or sell a position) in the same Security or interest. Front running is an illegal activity and prohibited for all trading, whether for Personal Securities Accounts or trading on behalf of the VAMUS.

“Scalping” refers to taking improper advantage of a client’s trading for the benefit of an Employees’ personal account. Scalping is an illegal activity and prohibited when a party recommends the purchase of a particular stock without disclosing their intent to sell that stock.

“Insider Trading” is defined as trading in securities on the basis of Material Nonpublic Information (“MNPI”) in breach of a duty of trust or confidence. Insider Trading is an illegal activity and prohibited. Any Employee engaging in activity in violation of the provisions set forth in the Insider Trading policy may be subject to disciplinary action, including termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

Portfolio Managers may not personally take a short position in a Security of an issuer in which he or she holds a long position in a client’s portfolio.

3.10	Black Out Periods

Employees2 are prohibited from purchasing or selling a Reportable Security within seven (7) calendar days immediately before or after the date on which a transaction in the same Security is effected for a client portfolio (“Black Out Period”) when they know or should have known at the time that there is a pending, recent, or anticipated “buy” or “sell” transaction in that same Security for any client portfolio. Exceptions to this prohibition may be granted by Compliance if, upon receipt of a request for pre-clearance of a transaction, it is determined that the trading activity in a client’s portfolio occurred for cash flow purposes or that other potential conflicts do not exist or are adequately mitigated.

Employees pre-clearance requests submitted to Compliance will be screened against pending and recent past client orders in the same Security as part of the pre-clearance process. Compliance also performs periodic post-trade monitoring of Employee transactions. The objective is to detect potential Employee trades within seven (7) calendar days of client trades. Exceptions explained in Section 3.11 apply to the Black Out Period as explained below.

An Employee who violates the restrictions of the Black Out Period, upon the notification of the CCO or designee, may be required to cancel or reverse the trade and/or promptly disgorge the imputed profits from his or her personal trade if it was determined that it occurred during the Black Out Period. This applies to all securities transactions, even those which were made in good faith, were pre-cleared and the violation is one that was either inadvertent or was determined after the fact by a review of trading data. Imputed profit shall in all cases mean the difference between the price at which the Investment Personnel transacted on his or her Personal Securities Account and the price at which the trade for the client was transacted. The profit may be donated to a charity selected at the sole discretion of the VAMUS Executive Committee, unless otherwise prescribed by law. The CCO or designee may grant an exception after reviewing the specific facts and circumstances and concluding that the transaction is unlikely to have an adverse impact on VAMUS’ clients. All such exceptions will be documented, and records will be preserved per VAMUS’ record keeping policies.

[2]	In the context of the PAA, sections 3.10, 3.11, and 3.13 only apply solely to PAA Associated Persons and not to their immediate family members.

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3.11	Exceptions from the Black Out Requirement/De Minimis Transactions

The Blackout Period restrictions do not apply to any Security transaction, or series of related transactions, involving shares of common stock and excluding options, warrants, rights and other derivatives, provided the aggregate value of the transactions do not exceed:

•	$10,000 for securities of an issuer with a market capitalization of less than $1 billion;

•	$25,000 for securities of an issuer with a market capitalization of $1 billion to $5 billion and

•	$50,000 for securities of an issuer with a market capitalization of greater than $5 billion.

Note: Even if a trade qualifies for a de minimis exception, it must be pre-cleared and reported in ComplySci.

3.12	Restricted List

VAMUS Restricted List (“Restricted List”) is maintained by Compliance and is a list of issuers whose securities are subject to partial or complete trading prohibitions for Personal Securities Account and Firm trading, except as pre-approved by the CCO or his designee. Issuers are placed on the Restricted List for a variety of business or legal reasons, including to comply with the terms of confidentiality and other agreements, to prevent violations of the securities laws, and to avoid the appearance of misuse of Confidential Information or MNPI by VAMUS. The Restricted List is highly confidential to VAMUS and should not be disclosed externally without Compliance’s permission. Absent prior approval of the CCO or designee, all Employees are prohibited from engaging in any trade that is subject to a Restricted List prohibition. Compliance manages the requests to add issuers to or delete them from the Restricted List.

3.13	Short-Term Trading

No Employee may profit from the purchase and sale or sale and purchase of the same or equivalent Reportable Security within 30 calendar days. Any profits realized on such short-term trades must be disgorged unless an exception is granted by Compliance.

3.14	Other Exceptions

The CCO or designee can grant exceptions from the prohibitions and restrictions outlined in this Code upon determining that the transaction for which an exception is requested would not violate the spirit of any policy embodied in this Code, and that an exception is appropriate to avoid an injustice to the Access Person in the particular factual situation.

3.15	Trading Restrictions for Vontobel Shares

Additional restrictions apply to the trading of Vontobel shares as set by Vontobel Group General Counsel (“Group General Counsel”). Please refer to the Global Policy - 070 – Employee securities transactions, Section 6.3.5 for additional information related to the Quiet Period, Group Black Out period, Group Restricted List and Article 10 of the Vontobel Share Participation Plan Regulation.

•

Quiet Period: In general, employees whose position gives them access to confidential information on the course of business of the Vontobel Group may not exploit this information. The Group General Counsel defines both the group of employees affected and the temporary prohibition on transactions relating to Vontobel shares and corresponding derivatives applying specifically to them. Unless determined otherwise, a ban on trading applies to these persons with effect from 15th of December or 15th of June, ending after official publication of the annual and semi-annual results, and for two weeks before the Annual General Meeting of Vontobel Holding AG and before the media release for the third quarter.

•

Group Black Out Periods: All employees of the Vontobel Group are prohibited from making transactions in Vontobel shares or corresponding derivatives for a period of four weeks prior to the official publication of the annual and half year results. It is up to the discretion of the Group General Counsel to adjust.

•

Group Restricted List: Vontobel shares are placed on the restricted list by order of the Group General Counsel during a black-out period (with respect to all employees) and during a Quiet Period (only with respect to employees affected). A strict and comprehensive transaction ban applies to all employees affected with respect to Vontobel shares and all derivatives the value of which depends on the price of Vontobel shares.

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3.16	Violation of the Personal Securities Transactions Policy

Should any Employee violate the personal securities transactions requirement of the Code, he or she may be obliged, without benefit of tax deduction, to sell the position promptly and/or disgorge any imputed or realized profit that shall have accrued between the date of such unauthorized personal trade and the date of disgorgement. The CCO or designee will review the circumstances surrounding such personal trade, determine whether the Employee can be deemed to have benefited, or appear to have benefited, from the market effect of the trade. If such officer so determines, the Employee shall cancel the trade or promptly disgorge the imputed profit, if any. Profits disgorged by Employees pursuant to this Code shall be paid to a charity selected by the VAMUS Executive Committee.

3.17	Review and Related Records

The CCO or designee shall review the Personal Securities Account holdings and the Quarterly Transaction Reports and shall maintain evidence of such review on ComplySci. The reports may be generated and maintained electronically and in an automated fashion by ComplySci, and such reports shall satisfy the requirement.

4.	Insider Trading

In the normal course of business, Employees may come into possession of Material Nonpublic Information (“MNPI”) about various companies and issuers. It is illegal under various securities laws to trade in a Security while in possession of MNPI (“Insider Trading”), to share MNPI with another person (“Tipping”) or to assist anyone to engage in such behavior. Such securities laws may extend to activities within and outside your duties at VAMUS. Insider Trading and Tipping are subject to both criminal and civil prosecution and could result in criminal and or civil prosecution of VAMUS as well as the Employees involved. Employees are prohibited from Insider Trading and from Tipping.

“Insider Trading” refers generally to the use of MNPI to trade in Securities (whether or not one is an “insider”) or to the unauthorized communication of MNPI to others. The law concerning Insider Trading is generally understood to prohibit:

•	Trading by an insider, while in possession of MNPI;

•	Trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of MNPI to others: and

•	Unauthorized communication of MNPI to others

4.1	Legal Bases for Liability

Various Federal Securities Laws prohibit Insider Trading as well as Tipping. In addition, the SEC and courts are continuously developing the Insider Trading law. For example, under the new “Shadow Trading” theory, the SEC expands Insider Trading liability to cases when an insider uses MNPI regarding their own company to trade in the Security of another, peer company. On January 14, 2022, U.S. District Court (N.D. CA) denied a motion to dismiss a case the SEC has brought asserting this new theory, permitting the SEC to proceed with the shadow trading theory of liability. For the first time SEC has alleged Insider Trading where the MNPI at issue was not directly related to the securities that were purchased or sold.

4.2	Who is an “Insider”?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.

4.3	What is “Material” Information?

Trading on inside information is not a basis for liability unless the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions to buy, sell, or hold; or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Either positive or negative information may be material. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability considering its source, its nature, and the circumstances under which it was received. When information relates to a possible future event, materiality is determined by balancing the probability of occurrence of the event and the anticipated magnitude of the event considering the totality of the activity of the company affected. Whether information is material is difficult to evaluate in the abstract and is

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generally assessed based on hindsight. Assuming that it is not publicly known, examples of material inside information could be:

•	Financial results and other earnings information;

•	Financial forecasts and plans;

•	Possible acquisitions, dispositions, joint ventures and other major transactions;

•	Major personnel or management changes;

•	Information that would have an impact on earnings (such as unanticipated write-downs or gains and operating losses or gains including underfunded pensions);

•	The gain or loss of a significant customer or supplier;

•	A major lawsuit or governmental investigation;

•	Development of a significant new product or process;

•	Significant labor disputes;

•	A change in auditor, substantial changes in accounting methodologies or auditor notification that an issuer may no longer rely on an audit report;

•	A new issuance of stock or debt or other significant financing developments (e.g., defaults, repurchase plans, stock splits); and

•	A possible change in control.

4.4	What is “Nonpublic” Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports, or in The Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public.)

4.5	Penalties for Insider Trading

Civil and criminal penalties for trading on or communicating MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Jail sentences;

•	Fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited, and

•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

In addition, Employee violations of this policy can be expected to result in serious sanctions by VAMUS, including dismissal.

4.6	Identifying Inside Information

Before trading for yourself or others, including VAMUS Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? If this is information that would substantially affect the market price of the securities if generally disclosed?

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Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, The Wall Street Journal, or other publications of general circulation? Is it on file with the SEC?

4.7	Guidance If Inside Information Has Been Obtained

If at any time you believe that you may have come into possession of material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, the following procedures must be followed:

•

Immediately inform the CCO of all details of the situation, so that appropriate safeguards can be implemented firm-wide. Do not discuss MNPI with anyone except as required by these policies, and especially avoid referring to the information in hallways, elevators;

•

Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm and its Clients, and trading in any accounts in which you have any interest or over which you have discretion;

•

Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including Clients of the Firm and your business associates, friends or relatives. This prohibition includes making any comment about the Firm that could in any way be interpreted as a recommendation. Do not solicit Clients or potential clients to buy or sell the securities; and

•

After the CCO has reviewed the issue, he will determine if an entry into the Firm’s Restricted List should be made and you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

Employees are prohibited from trading, for themselves, the Firm or any client, in any Security while in possession of material, nonpublic information, about that Security or similarly comparable securities. Limited exceptions to this policy may exist (depending on the circumstances). However, any and all transactions that would be exceptions must be cleared in advance by the CCO in accordance with the pre-clearance procedure detailed above.

If, after considerations of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Legal and CCO before trading or communicating the information to anyone.

4.8	Prevention of Insider Trading

To prevent Insider Trading, the CCO shall:

•	Provide Employees with regular training on market abuse and financial crime prevention, including their obligations when dealing with material non-public information.

•	answer promptly any questions regarding this Insider Trading Policy;

•	deny all request for consultations with industry experts (“Expert Networks” as defined below) who were employed by the target publicly traded company at any time in the previous six (6) months;

•	resolve issues of whether information received by any Employee is material and nonpublic;

•	update the Insider Trading Policy and distribute amendments thereto, as necessary, to all Employees;

•	obtain an annual written acknowledgement from all Employees that they have reviewed the Code, including the Insider Trading Policy, and when it has been determined that any Employee has MNPI:

•	implement measures to prevent dissemination of such information, and

•	if necessary, restrict Employees from trading the securities.

4.9	Detection of Insider Trading

To detect Insider Trading, the CCO shall:

•

Review for each Employee the periodic account statements and duplicate confirmations forwarded by their brokers or review alerts as provided periodically by ComplySci where electronic feeds of transactions and holdings are compared with trade approvals to ensure that no trading took place in securities in which VAMUS was in possession of MNPI;

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•	Review the trading activity of the client portfolios managed by VAMUS periodically via ComplySci; and

•	Coordinate, if necessary, the review of such reports with other appropriate officers, directors or Employees of VAMUS.

4.10	Using Industry Experts for Research

As part of the investment research process, Employees, specifically VAMUS investment personnel, may use expert network firms (“Expert Network(s)”). Expert Networks facilitate consultations with paid industry experts.

VAMUS maintains controls with respect to the use of Expert Networks in order to guard against conflicts of interest and to prevent the transmission of confidential information, including MNPI. These controls include, but are not limited to, the following:

•

Before an Expert Network is allowed to schedule a consultation for Vontobel with an industry expert, the industry expert must first complete a pre-screening questionnaire confirming, among other things, that he or she will not (1) share confidential information, (2) otherwise breach a confidentiality obligation, or (3) provide information about a current or recent employer;

•	Randomly and without prior notice, the CCO or designee can listen-in on expert network telephone consultations with Vontobel investment professionals; and

•

In keeping with the section above on “Identifying Inside Information”, investment personnel are required immediately to report to the CCO or designee any actual or suspected revelation of confidential information during a consultation.

In addition to the Expert Networks, the investment personnel, specifically the investigative journalists, may engage in discussions with company management, economists, sell-side analysts, consultants, academics, government officials, etc., outside of the Expert Networks to assist with their research. The same principles apply in such instances and all research from such interactions should be fully documented.

4.11	Tender Offers

Tender offers represent a particular concern in the law of Insider Trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of Insider Trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

4.12	Intentional Receipt of Nonpublic Information about Public Issuers/PIPE Investments

In certain circumstances, VAMUS may intentionally obtain nonpublic information about public issuers. For example, VAMUS might be provided with nonpublic information in connection with certain types of debt investments through virtual data rooms, such as Intralinks or Syndtrak. VAMUS might also be invited to participate in a private offering of a public equity (a “PIPE”). VAMUS receipt of nonpublic information about a public issuer may limit VAMUS’ ability to trade in that issuer’s public securities, so the Firm must carefully consider the benefits and limitations before nonpublic information is received.

Only the General Counsel or the CCO are authorized to sign confidentiality agreements on VAMUS behalf in connection with the potential receipt of nonpublic information, and Employees should consult with the CCO before gaining access to documents or virtual data rooms or databases, or engaging in conversations, that are expected to yield nonpublic information, such as “going private” in a virtual data room. To the extent that VAMUS approves the receipt of nonpublic information, the CCO will oversee the implementation of procedures designed to prevent improper transactions involving related publicly traded securities, for example, such issuers may be added to the Firm’s Restricted List.

4.13	Value Added Investors

VAMUS Clients may accept investments from so-called “value-added” investors. Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their

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investment. Examples of such investors could include, without limitation, executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds. Due to the nature of their position, such investors may possess MNPI. Therefore, Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with such investors. Employees should refrain from discussing potentially sensitive topics (e.g., specific information about the investor’s employer) with a known value-added investor. If there is any question as to whether information received from an Investor could be MNPI, Employees are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above.

4.14	Management and Board Reporting

Promptly upon confirming a violation of the Insider Trading Policy, the CCO shall prepare a written report/memo to the CEO, Executive Committee, and the board of directors of VAMUS and, if the violation occurred with respect to an investment company client, provide a copy of such report to the board of directors of the investment company concerned.

5.	Outside Business Activities and Other Remuneration

An outside business activity (“OBA”) is any activity in which an Employee of VAMUS receives income or wages (other than passive investment income), or has a reasonable expectation of receiving income or wages for certain activities they perform or engage in. An OBA could also include unpaid services such as serving on the board (or advisory board) or in a management capacity of an academic institution, charitable organization, or other non-profit, where the Employee may be involved in governance activities including the hiring of vendors, money managers, or oversight (directly or indirectly) of financial or investment accounts of the organization. Routine volunteer activities without any financial or governance obligation are not considered an OBA.

In order to properly identify, manage, and mitigate potential conflicts of interest, it is necessary for VAMUS to identify OBAs of its Employees that may present a potential conflict of interest. Employees should avoid outside financial interests or OBAs that may give rise to conflicts of interest with Clients or Firm or that may create divided loyalties, divert substantial amounts of their time, and/or compromise their independent judgment.

All Employees must disclose to the CCO or designee any OBA such as those described above. OBAs will be evaluated to determine whether it may present a potential conflict, an actual conflict, or the appearance of a conflict of interest. To mitigate potential conflicts of interest, VAMUS may impose specific conditions or limitations on an Employee’s OBA or where circumstances warrant, prohibit the activity outright.

No Employee shall accept a personal fiduciary appointment without first obtaining the written approval of the CCO, unless such appointment results from a close family relationship. The CCO’s OBA will be reviewed by other members of the Compliance team and as appropriate by the General Counsel.

Within ten (10) calendar days of a start date, each Employee is required to disclose all OBAs via ComplySci for review by the CCO or designee. Current Employees must seek prior approval from their line manager and Compliance to engage in business activities outside of their employment with the Firm. Employees will need to submit a request via ComplySci and provide information about: (i) the nature of the OBAs; (ii) the name of the organization; (iii) any compensation; and (iv) the time demands of the activities. Employees may not serve as a director on the board of a publicly traded company, absent a prior determination by the CCO of the Firm that such board service would not be inconsistent with the interests of the Firm or its affiliates. Pre-approval will not be required for outside activities related to clubs (other than investment clubs) or trade associations. Subsequent to the initial pre-approval Employees are required to report any conflicts of interest to the CCO if such were to emerge from their OBAs.

Employees are also required to certify quarterly that they have disclosed all OBAs and update the Firm regarding any changes previously approved OBAs. Additionally, Employees who are also Registered Representatives are responsible for ensuring that outside business activities are correctly reflected on their respective Form U-4s.

6.	Gifts and Business Entertainment

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. However, under certain circumstances, gifts, entertainment, favors, and other benefits may be attempts to “purchase” favorable treatment. In addition to avoiding conflicts of interest, VAMUS seeks to avoid the appearance of impropriety in its dealings with its business partners. Consequently, the Code prohibits giving or receiving lavish gifts and entertainment to or from parties with whom the Firm conducts or has a reasonable likelihood of conducting business.

Employees shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees shall not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Employee.

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Employees may give and receive appropriate gifts and entertainment in connection with their work, provided that the gifts and entertainment are nominal in value and do not affect their judgment of the third party. The following are examples of acceptable gifts and/or entertainment:

•

An occasional breakfast, luncheon, dinner or reception, ticket to a sporting event or theater, or comparable entertainment, that is not so frequent, so costly, nor so extensive as to raise the question of impropriety, and pursuant to the conditions set forth below;

•	A breakfast, luncheon, dinner, reception, or cocktail party in conjunction with a bona fide business meeting pursuant to the conditions set forth in the charts below; and

•	A gift approved in writing by the CCO.

Employees who are registered with a broker-dealer have additional or more stringent restrictions related to gifts and entertainment given or received in their capacity as a Registered Representative.

6.1	Gifts

“Gift” is defined as anything of value, given or received by Employees, including but not limited to cash, travel expenses and/or reimbursements, gift cards, tickets to events, food or gift baskets, social events/parties, fees paid to attend sponsored events (including conferences), or charitable donations paid on the Employee’s or recipient’s behalf, awards, use of facilities under preferential terms, or any other good, product, service, or gratuity.

Employees may give or receive Gifts of nominal value or those that are customary in the industry. The following principles should guide an Employee’s decision when offering or accepting Gifts:

•

Never give or accept cash gifts or cash equivalents, Gifts or gratuities of an excessive or extravagant nature. Cash equivalents include general-use prepaid gift cards which can be redeemed at multiple, unaffiliated merchants for virtually any good or service, rendering them functionally similar to cash. Gift cards that can only be used at a specified merchant are permitted;

•	Never accept personal fees, commissions, or any other form of remuneration in connection with any transactions on behalf of the Firm or any of its Clients;

•	Never accept Gifts during a bidding process or contract negotiation. Occasional, non-extravagant meals or entertainment may be appropriate;

•	Never offer or accept Gifts or entertainment as an incentive to influence a business decision.

6.2	Reporting and Pre-Approval of Gifts

No Employee may give any Gift to existing or prospective clients or investors, or any entity that does business with or on behalf of VAMUS without written pre-approval from Compliance via ComplySci. Vontobel branded promotional Gifts that are valued below $50 (or the local currency equivalent), are not required to be pre-approved or reported, unless given to an ERISA client. As an example, these include, but are not limited to Vontobel logo candy, calendars, pens, umbrellas, etc. All Gifts to an ERISA covered client or investor including Vontobel branded gifts must be pre-approved via ComplySci. Gifts given or received by the CCO will be reviewed by other members of the Compliance team and as appropriate by the General Counsel.

Gifts given to Employees from existing or prospective clients, investors, or any entity that does business with or on behalf of VAMUS must be either pre-approved or reported to Compliance via ComplySci as follows:

•	Gifts received up to a fair market value of $100 (or the local currency equivalent) or below must be reported within five (5) business days; and

•

Gifts received exceeding the fair market value of more than $100 (or the local currency equivalent) at any one time or aggregated by the same donor in a calendar year must be pre-approved by the CCO or designee at the time of the acceptance.

Generally, a nominal value of a Gift given or received should not exceed a value of $200 (or the local currency equivalent) per person per year.

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VAMUS reserves the right to request that any Gift received be returned in the event the Gift is prohibited by this policy or is deemed to violate the spirit of this policy and industry rules. Employees may be sanctioned for Gifts given in contravention of this policy.

6.3	Exemptions from the Reporting and Pre-Approval Requirements

Generally, the restrictions on giving and accepting gifts do not apply to family members and close personal friends of Employees as long as it is clear that the motivation behind the gift is personal relationship and not VAMUS business. Also, this policy does not apply to gifts between Employees or between employees of the wider Vontobel Group.

6.4	Business Entertainment

“Business Entertainment” includes any event, meal or activity whose primary purpose is business related, and is offered by and attended by a person who has (either directly or through their employer or affiliate) a current or prospective business relationship with VAMUS. This also includes instances where an Employee is offering the event, meal or activity on behalf of a current or prospective client or vendor.

Business Entertainment requires both provider and recipient to be present at the event. Examples of Business Entertainment are dinners, lunches, sporting events, concerts, golf outings, etc. Both parties must be in attendance, otherwise the activity is treated as a “Gift”, following the policy above. Employees must exercise sound judgment in making this determination and following the appropriate policy. All Business Entertainment should be related to a business purpose. Business Entertainment should be infrequent, not involve significant travel, and the cost of entertainment must be reasonable.

•	Regular Recipients: Business Entertainment, whether given or received must be reported on ComplySci within five (5) business days after it occurred provided it does not exceed $150 per person.

•

Receiving Business Entertainment with an estimated value that is expected to exceed $150 per person (or the local currency equivalent) is required to be pre-approved by Compliance unless practically unfeasible, in which case it must be promptly reported (within three (3) business days) via ComplySci.

•

Providing Business Entertainment with an estimated value that is expected to exceed $150 per person (or the local currency equivalent) is required to pre-approved first by a manager or department head and then by Compliance unless practically unfeasible, in which case it must be promptly reported (within three (3) business days) via ComplySci.

•

Domestic, Foreign Public Officials, Taft Harley, ERISA: The laws of many states, cities, local governments, and foreign jurisdictions significantly restrict or altogether prohibit their employees from accepting anything of value from service providers such as VAMUS. Before entertaining a public official, Employees must always submit a pre-approval request via ComplySci.

•

Private Pension Plan Trustees: Private pension plans may limit or prohibit trustees and staff from accepting anything of value from service providers such as VAMUS. Before entertaining plan trustees or staff, it is incumbent upon Employees to confirm with the trustee or staff whether their plan rules allow them to accept Business Entertainment and always submit a pre-approval request via ComplySci.

•	Members of Taft Harley, ERISA, Investment Company Act: Before engaging in Business Entertainment with these parties Employees must always submit a pre-approval request via ComplySci.

Business Entertainment given or received by the CCO: The CCO’s entertainment will be reviewed by other members of the Compliance team and as appropriate by the General Counsel.

6.5	Educational, Sponsorship and Training Events

Educational, sponsorships and training events that VAMUS hosts for persons outside the Firm or events where a non-VAMUS firm will cover the cost for an Employee to attend must be pre-cleared with Compliance through ComplySci. Such event must be intended to provide training and education of the Vontobel brand, its products, or services to the attendee(s). Payment or reimbursement, whether given or received by VAMUS or an Employee, for associated reasonable meals, lodging and transportation is generally permissible. Reimbursement or payment for other forms of entertainment (e.g., golf outings, tours) while at a location for the purpose of training or education would generally not be permissible. Additionally, any expenses for a spouse, partner or guest of the attendee at an educational event will not be paid for or reimbursed.

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6.6	Charitable Donation

It is the policy of the Firm to support not-for-profit organizations (“NPOs”) that enhance the social welfare and quality of life of the communities where we work and do business. VAMUS and its Employees are permitted to make donations to charities and attend events for the benefit of a charitable organization. Generally, these gifts by Employees are fine in any amount, as they are usually not given in your role as an Employee of the VAMUS. An Employee must be careful to avoid making donations that might be viewed as attempting to entice an institution or individual to become a client of VAMUS, remain a client of VAMUS, or influence a decision for the benefit of VAMUS. Charitable donations must be submitted via ComplySci and pre-approved by the CCO, who will consult with the management and/or the CEO as necessary. The name of the organization, the proposed dollar amount and link to the organization’s website (if available) must be provided. Employees may not make donations on behalf of VAMUS with personal funds and expect that it will be reimbursed by the Firm. All donations must be made with either VAMUS or an affiliate’s corporate funds. Annual donations by VAMUS to a single entity typically will not exceed $10,000. This limit enables a wider distribution of funds to the communities and causes we support.

7.	Anti-Bribery and Corruption

VAMUS and its Employees are subject to various U.S. and international laws and regulations prohibiting the giving or promising of anything of value in exchange for business from, or to influence the decision of, U.S. or foreign governments and officials as well as commercial counterparties and VAMUS Clients or prospects or business partners. This policy establishes what VAMUS, its Employees, agents and representatives can and cannot do under these laws and regulations and the level of ethical conduct that is expected when transacting VAMUS business.

7.1	U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits the bribing of foreign officials and requires U.S. businesses to maintain internal accounting controls and to keep books and records that accurately reflect all transactions associated with foreign officials. The FCPA prohibits the offering or promising of anything of value to a foreign official in order to obtain or retain business for the Firm. The FCPA’s prohibitions are broad and cover cash payments, non-cash payments, benefits, and/or favors and in certain circumstances, otherwise legitimate business expenditures such as Gifts, Business Entertainment and hosted travel or training.

The FCPA prohibits the above-referenced examples whether they are made directly or indirectly through third parties, such as consultants, agents and/or joint venture partners.

7.2	Prohibited Payments and Record Keeping

Employees are prohibited from directly or indirectly making, promising, authorizing or offering anything of value to a foreign official to secure an improper advantage, obtain or retain business, or direct business to any other person or entity. Utilizing ComplySci, Employees must obtain written approval from the CCO or designee prior to providing or offering to provide anything of value to a foreign official.

VAMUS maintains detailed financial records which evidence the business reason for any and all payments to third parties and records all gifts given and received. All accounts, invoices, memoranda and other documents and records relating to dealings with third parties, such as Clients, suppliers and business contacts, should be prepared and maintained with strict accuracy and completeness. No accounts may be kept “off-book” to facilitate or conceal improper payments.

7.3	Third-Party Intermediaries

From time to time, VAMUS may enter into arrangements with third-party intermediaries such as brokers, solicitors, finders, agents (including placement agents), consultants, lobbyists, business partners or other intermediaries that provide VAMUS with assistance related to the procurement of foreign clients or investors. Third parties may seek to secure business for VAMUS through violations of Anti-Corruption Laws and thereby subject VAMUS to liability. Therefore, a third-party intermediary should not be retained to provide services to VAMUS unless due diligence has been conducted on the arrangement and the business reputation and integrity of the third-party intermediary. The third-party intermediary must be retained pursuant to a written agreement that is approved by Legal and the CCO or his designee. Such written agreement should include appropriate representations that:

•	The third-party intermediary has reviewed and will comply with the FCPA, and any local applicable laws related to anticorruption;

•	The third-party intermediary has adopted and implemented a policy designed to comply with the FCPA and all other applicable equivalent anti-corruption and/or bribery laws; and

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•	VAMUS can terminate the arrangement as a result of any breach of the FCPA or any other anticorruption laws.

8.	Political Contributions/Pay-to-Play Policy

Rule 206(4)-5 of the Advisers Act, known as the “Pay-to-Play” rule limits contributions by investment advisers and certain of their employees to officials of certain government entities. In addition, VAMUS is subject to a variety of federal, state and local restrictions regarding political contributions. The intent of Rule 206(4)-5 of the Advisers Act is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., “Pay-to-Play” Practices). Rule 206(4)-5 of the Advisers Act is designed to address pay-to-play practices by:

•

Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if covered employees of the firm make political contributions to certain officials of that government entity in excess of certain de minimis levels;

•	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;

•	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and

•

Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

•	Note that this policy does not apply to the Participating Affiliates.

8.1	Definitions

“Contribution” means any payment, gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for federal, state or local office;

•	The payment of debt incurred in connection with any such election; or

•	Transition or inaugural expenses incurred by the successful candidate for state or local office.

“Covered Associate” for purposes of this Pay-to-Play Policy is all Employees.

“Public Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity.

“Government Entity’ means any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans); officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Political Action Committee (“PAC”)’ includes, but is not limited to, political committees generally referred to as PACs, such as separate segregated funds or non-connected committees within the meaning of the Federal Election Campaign Act, or any state or local law equivalent.

8.2	General Policy Standards

Although VAMUS encourages civic and community involvement by its Employees, the Firm desires to avoid any situation that could curtail current business or business prospects, raise potential or actual conflicts of interest, or create an appearance of impropriety in the context of business relationships. VAMUS shall make no contributions to political parties or candidates for public office.

VAMUS’ general policy is to limit political contributions by Employees to officials of a government entity to $350, per election, to an elected official or candidate for whom the individual Employee is entitled to vote, and $150, per election, to an elected official or candidate for whom the Employee is not entitled to vote. All other requested contributions will be considered on a case-by-case basis and will only be permitted if the CCO or designee determines that such contribution will not violate Rule 206(4)-5.

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Accordingly, all contributions by Employees must be made on the Employee’s behalf, entirely voluntary, and should not be in an amount (determined by Employee taking into account the Code) that is likely to influence a candidate’s judgment regarding any continued or future business with VAMUS.

8.3	Pre-Approval of Contributions, Coordination and Solicitation of Contributions, and Fundraising

Employees are required to obtain approval, through ComplySci, from the CCO or designee prior to making any political contribution. Additionally, Employees must obtain approval from the CCO or designee prior to coordinating or soliciting contributions or engaging in any other political fundraising. Political contributions by the CCO will be review by other members of the Compliance team and as appropriate by the General Counsel.

8.4	Prohibitions

Employees are prohibited from performing any act which would result in a violation of Rule 206(4)-5 and/or this Pay-to-Play Policy , whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including Vontobel affiliates, placement agents, or third-party PACs, as “conduits” to circumvent Rule 206(4)-5 and/or this policy. The following additional prohibitions apply:

•

Employee are prohibited from making political contributions when the solicitation or request for such contributions implies that continued or future business with VAMUS depends on making such contributions;

•	No contributions should be made that create the appearance that VAMUS stands to benefit in its business relations because of the Employee’s contribution;

•	Employees are prohibited from establishing, controlling, contributing to or otherwise being involved with a PAC without pre-approval from the CCO or designee;

•

PAA Associated Persons that are non-U.S. persons (i.e., U.S. citizens or permanent residents) are prohibited from making any political contributions to political action committees (PACs) federal, state or local candidates for elective office in the United States and;

•

Contributions made by others (for example, spouses, family members, attorneys, businesses, etc.) at the direction or suggestion of an Employee are considered to be made by that Employee for purposes of this Pay-to-Play Policy and must be pre-cleared.

8.5	Volunteering for a Campaign

Employees are not prohibited from volunteering to serve on political campaigns or providing any other services that would not be considered a contribution under this Pay-to-Play Policy. However, no Employee may undertake any political activity (i) using Vontobel’s name, (ii) during working hours, (iii) on Vontobel’s premises and/or (iv) with the use of any Vontobel equipment, property or personnel without obtaining pre-approval from the CCO or designee.

8.6	Quarterly Political Contributions Certification Form

At the end of each calendar quarter, Employees are required to report and certify via ComplySci their political contributions for the quarter. The CCO will review the report for any Contributions that were not pre-cleared or otherwise violated this Pay-to-Play Policy and take corrective action as prescribed under Rule 206(4)-5.

8.7	New Employees

Because contributions made within two years prior to becoming an Employee may trigger a ban on receiving compensation for advisory services, the background checks conducted during the hiring process will review each individual’s prior contributions before allowing him or her to become an Employee. Employees will also need to complete a political contributions certification within ten (10) days of their start date.

8.8	Records Retention

Please note that Compliance will ensure that VAMUS keeps necessary records based on the information gathered under this Pay-to-Play Policy, in compliance with Rule 204-2 under the Advisers Act. Specifically:

•	The names, titles, business and residence address of all Employees;

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All government entities to which VAMUS provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which VAMUS provides or has provided investment advisory services, as applicable, in the past five years;

•

All direct or indirect contributions made by VAMUS or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and

•

The name and business address of each regulated person to whom VAMUS provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

9.	Whistleblowing Policy

This Whistleblower Policy is established to encourage a culture of integrity, transparency, and ethical behavior within VAMUS. It aims to provide a safe and confidential platform for Employees and stakeholders to report concerns regarding potential violations of laws, regulations, or the Firm’s policies. The Whistleblower Policy underscores our commitment to upholding high ethical standards, legal compliance, and the protection of individuals who report concerns in good faith. It encompasses any suspected violations of laws, regulations, ethical standards, or the Firm’s policies, including but not limited to fraud, financial misconduct, conflicts of interest, Insider Trading, bribery, or any other illegal or unethical activities.

Rule 21F-17 of the Securities Act expressly prohibits any action by anybody to impede an individual from communicating directly with the SEC staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement with respect to such communications. It also provides that the SEC shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action.

9.1	Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or any of the Firm’s related policies, you must immediately report that information. You should consider reporting to your line manager, Head of Human Resources, General Counsel, or the CCO. Examples of misconduct that constitute reportable violations are allegations of breach of confidentiality, theft, fraud, misappropriation or misuse of funds or securities, forgery, unsuitable investments, misrepresentation, unauthorized trading, and other inappropriate financial dealings. Once such report is received, its recipient should immediately contact the CCO or General Counsel.

Alternatively, Employees can report any violations using Vontobel Group’s confidential global reporting infrastructure (“Vontobel Whistleblowing Platform”) established to collect and manage such whistle blowing reports:

•	Vontobel Whistleblowing Online System: https://vontobel.integrityline.io

•	Vontobel Reporting Hotline:011+41 44 933 50 90 (“011” when dialing out from the United States – The hot line is available on working days from 8:00-12:00 am and 1:30-5:00 pm CET);

•	Vontobel Reporting Email Address: vontobel.whistleblowing@streiffvonkaenel.ch;

The Vontobel Whistleblowing Platform is operated by an external Swiss-based provider and allows for reporting via email, digital report, letter, and hotline. Employees are encouraged to report concerns directly, confidentially, and/or anonymously through the various channels offered, including designated contacts within the Firm.

Notwithstanding the above, Employees are not prohibited from reporting any possible or known violations of securities law directly to the SEC. The employment agreement may require an Employee to agree to inform the SEC, an attorney (if any), and any court or a government official that the information provided may be confidential.

9.2	Protection from Retaliation

Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. Retaliation includes but is not limited to termination, demotion, harassment, or any adverse employment action. Any suspected instances of retaliation should be reported to the CCO or the General Counsel for investigation and to ensure that individuals who report concerns are safeguarded from any adverse consequences.

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9.3	Investigations of Suspected Violations

Violations and whistleblower reports received from the Vontobel Whistleblowing Platform will be promptly investigated by the CCO, General Counsel, and external counsel, if necessary. Reported violations will be documented including the investigation and any remedial actions taken. VAMUS acknowledges the importance of maintaining the confidentiality of whistleblower reports and investigations and reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

10.	Appendix

Related Policies and Procedures:

•	Group Policy – 070 Employee Securities Transactions

•	Group Policy – 066 Trustworthiness of Vontobel Employees

•	Group Policy – 271 Whistleblowing Setup

•	Group Policy – 384 Employee Sanctions

•	Group Policy – 914 Bribery and Gifts Policy

•	VAMUS Compliance Manual – Privacy and Information Security